First Niagara Financial Group 2005 Long-term Performance Plan

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                          First Niagara Financial Group

                                      2005
                                    LONG-TERM
                                PERFORMANCE PLAN

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I.    Introduction

      The purpose of the First Niagara Financial Group, Inc. 2005 Long-term Performance Plan (the "Plan" or "LTIP") is to advance the interests of First Niagara Financial Group, Inc. (the "Company") and to increase shareholder value by providing key executives of the Company, consistent with the Company's compensation philosophy, with long term incentives as a reward for performance, as a motivation for future performance and as a retention tool for continued employment. Consistent with the Company's Strategic Blueprint, the Plan is designed to motivate and reward key executives for accomplishing the themes of the Blueprint, which include:

            >     Establish holistic financial solutions/experience

            >     Enhance business processes

            >     Compete through talent

            >     Refine growth strategy

II.   Type of Plan and Award Vehicles

      The Plan is a multi-vehicle, multi-year performance plan, with incentive award opportunities defined as percentages of the participants' base salary and incorporates the following primary Long-Term Incentive ("LTI") vehicles:

      a.    Stock options (50% of target LTI)

      b.    Share grants (50% of target LTI)

III.  Payment of Awards

      Some of the LTI award is earned at the beginning of the performance period (e.g., Stock Options and Restricted Share Grant award), while the balance of the award may be earned at the end of the performance period, based on attainment of established performance goals.

      a.    Award at beginning of performance period.

            |_|   Stock Options - 50% of total LTI Award.

            |_| Restricted Share Grant - One third of the share award (17% of total LTI Award).

      b. Award at end of performance period (based on attainment of established performance goals).

            |_| Common Share Grant - up to an additional two-thirds of the share award (33% of total LTI Award) without restrictions

IV.   Performance Period

      The Plan is a multi-year performance plan. Each year a new multi-year plan cycle will commence. The initial performance period in this Plan will run for three years (e.g., the 2005 Plan would run from January 1, 2005 through December 31, 2007).

V.    Incentive Award Opportunity

      Each year, the President & CEO will recommend total LTI award opportunities for each eligible participant within a range established by the Compensation Committee (the "Committee"). These recommendations are based on the Company's compensation philosophy. The Committee shall have discretion to adopt, or amend and adopt, the recommendations of the President & CEO or otherwise set the LTI award opportunities.

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VI.   Performance Measures and Performance Target Levels for Common Share Award
      Paid at End of Performance Period

      a.    Performance Measures

      The President & CEO will recommend to the Committee for approval at least two performance measures for each performance period, which will be key strategic measures tied to the long-term performance of the Company. Measures and Targets selected will be in effect for the entire three-year performance period unless amended by the Committee due to special situations. The measures and specific targets will be communicated to Plan participants within the first 90 days of the performance period. Each three-year performance plan may have new measures and goals.

      b.    Performance Targets

      Performance Targets for each Performance Measure will be recommended by the President & CEO and approved by the Committee and the Board of Directors on an annual basis for each performance period. The Plan Performance Target setting process will be conducted in conjunction with both the Company's profit planning process and strategic planning process.

      c.    Performance Leverage

      Target and Threshold levels of performance will be identified within the Plan.

            >     Target

                  |_| The Target level of performance represents achievement of the Company's long-term business plan goals for the Performance Period.

                  |_| Target performance or above in the aggregate will result in a payout recommendation of 100% of the Common Share Grant award. Determination of overall performance will be based on an aggregation of individual performance measure results.

                  |_| Determination of performance for each of the financial or operational goals will be based on the actual Company performance for the specific performance measures for the period and represented as a percentage of achievement of Target. While actual performance may exceed 100%, The Common Share Grant award is a fixed award and is, therefore, capped at 100%.

            >     Threshold

                  |_| The Threshold level of performance represents the minimum acceptable performance level eligible for an award of Common Share Grants. Threshold performance is defined as performance equal to 85% of Target.

                  |_| Attainment of Threshold performance will result in an award of Common Share Grants equal to 50% of the remaining award target (remaining 2/3rds of share grants).

                  |_| If performance is between Threshold and Target, the Common Share Grant is interpolated for the performance on the following basis: A 1% improvement in performance equals a 3% increase in award above threshold level (i.e. 85% performance = 50% award level and 86% performance = 53% award level)

                  |_| Below Threshold performance in any of the performance measures will result in no Common Share award.

                  |_| Determination of overall performance will be based on an aggregation of individual performance measure results. Individual performance measure results can exceed 100%.

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VII.  Award for Outstanding Company Performance Relative to Peer Group
      Performance

      In addition to the LTI award available through the Plan, participants have the opportunity to receive an additional cash award based on outstanding performance relative to a defined FNFG peer group.

      The additional cash opportunity is as follows:

      a. Awarded at the end of the performance period, contingent upon Company performance meeting, in aggregate, the Threshold performance level.

      b. Outstanding performance represents Company achievement of between the 60th and 75th percentile of performance on measures to be recommended by the President & CEO and approved by the Committee and the Board of Directors for each performance period.

      c. The highest outstanding level of performance represents the 75th percentile of the FNFG peer group at the end of the plan period.

      d. Outstanding performance will result in a cash payment of up to 30% of Participant's target TDC.

      e. If performance is between 60th percentile and the 75th percentile of the FNFG peer group, the cash payment is interpolated for the performance achieved on a straight-line basis, up to 100% of the cash award.

      f. If performance for any measure is below the 60th percentile of the FNFG peer group, no cash payment is made.

      g. Peer group performance will be based on the FNFG peers at the end of the performance period in order to provide for most applicable comparison of performance for the period.

VIII. Participation

      Participation is limited to key executives only as recommended by the President & CEO and approved by the Committee. The Committee has the authority to add eligible participants. New participants will become eligible to participate on a prorated basis in the Plan in the year subsequent to recommendation by the President & CEO and approval by the Committee for the current Performance Plan cycle and participate fully in the next year's new three year performance plan cycle. Individuals who terminate employment from the Company during the year and are later rehired may have their eligibility and benefit prorated as of the date of their rehire.

IX.   Vesting

      a.    Stock Options.

            |_|   33% per year over a three-year period.

      b.    Restricted Share Award (initial award)

            |_|   Cliff vest 100% at the end of a three-year period.

      c. The Common Share Grant awards and the cash LTI vest immediately upon payout at the end of the performance period.

X.    Termination

      a.    Disability and Death

            |_| All stock options and restricted share grants already awarded accelerate vesting and options are exercisable for 1 year following the event.

            |_| Common Share Grant award and cash LTI will be prorated based on the time spent as a participant in the performance period and will be paid at the end of the performance period together with all LTIP participants. The Committee has discretion to establish a flat dollar amount award as an alternative to the waiting period.

      b.    Normal Retirement (Age 65)

            |_| All stock options and restricted share grants already awarded accelerate vesting and options are exercisable for 5 years following retirement.

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            |_|   Common Share Grant award and cash LTI will be prorated based on the time spent as a participant in the performance period and will be paid at the end of the performance period together with all LTIP participants.

      c.    Change in Control (CIC)

            |_| All stock options and restricted share grants already awarded accelerate vesting and options are exercisable for 1 year following the event.

            |_| Common Share Grant award and cash LTI will be prorated based on the time spent as a participant in the performance period and will be paid at achieved levels of performance. All payments will be made within 90 days of the CIC.

      d. Termination for Cause - All options and awards not exercised or vested expire upon termination.

      e.    Voluntary Termination - Vested options are exercisable for 3 months.

      f. In case of any conflict, termination provisions of the Amended & Restated 2002 Long-term Incentive Stock Benefit Plan supercede the provisions in this document.

XI.   Plan Authority

      The Plan has been approved by the Board of Directors and is administered by the Committee. The Committee has discretion to interpret the Plan, prescribe, amend and rescind rules and regulations necessary or appropriate for the administration of the Plan, and make such other determinations and take such other actions in regard to the Plan, as it deems necessary or advisable. The Plan may be amended or discontinued by the Committee, or the Board of Directors at any time; however, no amendment may adversely affect an outstanding award.

XII.  Timing of Payment

      Final performance determination will be made subsequent to the completion of the third year of the performance period. Final payout will be made following the third year of the performance period upon receipt of audited results and approval by the Committee.

XIII. Method of Payment

      All payments under the Plan will be made through the normal payroll procedures and all awards will be subject to applicable taxes in accordance with Internal Revenue Service regulations. Payments under the Plan will not be used for determining benefits under the Company's retirement plans within regulatory limits and are not used in calculating other base pay derived benefits such as Company retirement plan matching benefits or life insurance benefits.